UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2016
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Libbey Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (419) 325-2100
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 21, 2016, the Board of Directors of Libbey Inc. (the "Company") announced that, after almost 23 years of service on the Board, Peter C. McC. Howell will not stand for reelection to the Board at the Company's Annual Meeting of Shareholders to be held on May 10, 2016.
The Board also announced that it has nominated Eileen Mallesch to stand for election, as a member of Class II of the Board, at the Company's Annual Meeting. If elected, Ms. Mallesch will serve until the 2019 Annual Meeting of Shareholders or until her successor has been elected and qualified. The Board of Directors has determined that Ms. Mallesch is independent of the Company and its management under the standards set forth in the Company's Corporate Governance Guidelines. The Company's Corporate Governance Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the listing standards of the NYSE MKT stock exchange.
Eileen Mallesch has served on the boards of directors of State Auto Financial Corp. (NASDAQ: STFC) since 2010, and Bob Evans Farms, Inc. (NASDAQ: BOBE) since 2008. She was previously senior vice president and chief financial officer of the property and casualty insurance business of Nationwide Insurance from 2005 to 2009. Prior to joining Nationwide, she served as senior vice president and chief financial officer of Genworth Financial Life Insurance Company from 2003 to 2005; vice president and chief financial officer of GE Financial Employer Services Group from 2000 to 2003; and controller for GE Americom from 1998 to 2000. Ms. Mallesch’s positions before 2000 included international business area controller, energy ventures for Asea Brown Boveri, Inc., a multinational power and automation technologies company, and financial management positions with PepsiCo, Inc. Ms. Mallesch is a certified public accountant and holds a bachelor’s degree in accounting from City University of New York. She began her career as a senior auditor with Arthur Andersen.

If Ms. Mallesch is elected to the Board of Directors, the Board will have eight members, seven of whom are outside directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

Libbey Inc. Registrant
Date: March 21, 2016	By:	/s/ Susan Allene Kovach
Susan Allene Kovach
Vice President, General Counsel & Secretary